Exhibit 5.1

Teekay Tankers Ltd.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Our reference: 32115.50000/80517543v3

[●], 2017

Registration Statement on Form F-4 – Exhibit 5.1 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Teekay Tankers Ltd., a Marshall Islands corporation (the “Company”), Royal 2017 Ltd., a Marshall Islands corporation (“Merger Sub”), and Tanker Investments Ltd., a Marshall Islands corporation (“TIL”, and together with the Company and Merger Sub, the “Companies”), in connection with the issuance by the Company of up to 88,977,659 shares of Class A Common Stock, par value $0.01 per share (the “Shares”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated May 31, 2017, among the Companies and providing for the proposed merger (the “Merger”) of Merger Sub and TIL, in which TIL would survive as a wholly owned subsidiary of the Company, and the outstanding shares of TIL that are not held in the treasury of TIL or owned by the Company or any of its subsidiaries (the “Old Shares”) prior to the Merger would be cancelled in exchange for the Shares. The Shares are being registered with the U.S. Securities and Exchange Commission pursuant to the Company’s registration statement on Form F-4 filed July 14, 2017 (the “Registration Statement”), the preliminary prospectus dated July 14, 2017 (the “Preliminary Prospectus”), and, as explained within the Registration Statement, the Merger shall not occur until certain shareholder and regulatory approvals are received (as fully explained within the Registration Statement, the “Preconditions”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the Preliminary Prospectus;

(ii)	the Merger Agreement; and

(iii)	such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Companies as we have deemed relevant and necessary.

In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct, and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)	that, as required pursuant to the Merger Agreement, the articles of incorporation of the Company will be amended prior to the issuance of the Shares, and that the Company will, after such amendment, have sufficient authorized but unissued shares of Class A Common Stock on the date of any issuance of the Shares (after taking account any shares reserved for issuance);

(ii)	that the Preconditions will occur prior to the issuance of the Shares, including but not limited to the approval of the Merger by shareholders holding the requisite number of shares of TIL and Merger Sub;

(iii)	the validity and enforceability of the Merger Agreement against the parties thereto; and

(iv)	that the issuance and sale of the Shares will otherwise comply in all respects with the terms, conditions and restrictions set forth in the Preliminary Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith.

As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations, warranties and covenants of the Companies and representatives of the Company contained in the Merger Agreement or in the aforesaid certificates. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Shares are issued and delivered by the Company after cancellation of the Old Shares, and after the occurrence of all Preconditions and in accordance with the terms of the Merger Agreement, the Registration Statement, and the Preliminary Prospectus, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Preliminary Prospectus, the discussion of this opinion in the Registration Statement, and to the references to our firm in the Registration Statement, the Preliminary Prospectus and any prospectus supplements filed after the date hereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,